A Special Meeting of the Shareholders of the TS&W
Fixed Income Portfolio (the Fund)was held on April
4, 2013 for the purpose of considering the Agreement and Plan of Reorganization providing for: (i) the acquisition by Nationwide Mutual Funds, a Delaware statutory trust (the NMF Trust), on behalf of its series, Nationwide Core Plus Bond Fund (the
Acquiring Fund), of all of the property, assets and goodwill of the Fund, in exchange solely for both
Institutional Class shares of beneficial interest, no par value, of the Acquiring Fund (Acquiring Fund
Shares) and the assumption by the NMF Trust, on behalf of the Acquiring Fund, of all of the liabilities of the Fund; (ii) the pro rata distribution of the Acquiring Fund Shares to the shareholders of the Fund according to their interests in complete liquidation of the Fund; and
(iii) the dissolution of the Fund as soon as practicable after the closing. The motion was approved with the following voting results:

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               NO. OF SHARES     % OF OUTSTANDING
SHARES    % OF SHARES VOTED
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----------------------------
Affirmative      6,022,310               88.32%
` 100.00%
Against                  0		   0.00%
	0.00%
Abstain            	  0               0.00%
	0.00%
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TOTAL            6,022,310               88.32%
100.00%